UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): April 23, 2014

HYPERION THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 Sierra Point Parkway, Suite 400 Brisbane, California 94005
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (650) 745-7802

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 23, 2014, Hyperion Therapeutics, Inc., a Delaware corporation ("Hyperion"), and Hyperion Therapeutics Israel Holding Corp. Ltd. (the "Purchaser"), a wholly owned subsidiary of Hyperion, entered into a Share Purchase Agreement (the "Purchase Agreement") with Andromeda Biotech Ltd, an Israeli company ("Andromeda"), and Clal Biotechnology Industries Ltd. ("Clal"). Pursuant to the terms and conditions set forth in the Purchase Agreement, the Purchaser will purchase all of the outstanding ordinary shares of Andromeda from Clal (the "Purchase"), with the result being that Andromeda will become a wholly owned subsidiary of Hyperion after the Purchase.

Upon closing of the Purchase, the Purchaser will pay Andromeda's securityholders, including a former holder of Andromeda's ordinary shares and holders of options to purchase shares of Andromeda's ordinary shares, an aggregate of $12.5 million in cash, less adjustments for expenses incurred in connection with the transaction, and Hyperion will issue 312,869 shares of Hyperion's common stock (valued at approximately $7.85 million based on the average closing price of $25.09 per share for the 15 consecutive trading days ending April 17, 2014).

As additional consideration, the Purchaser will pay the former securityholders of Andromeda contingent payments as follows: (i) potential global regulatory and approval milestones payments that total $120 million, the first of which would not be made until acceptance of the first marketing application filing for review in either the US or Europe, whichever occurs first; (ii) up to $430 million in commercial milestones, the first of which would be due upon achievement of annual worldwide net sales of $450 million, and (iii) tiered contingent sales payments ranging from 10% on annual worldwide net sales up to $300 million to 17% for annual worldwide net sales that exceed $1.2 billion.

The Purchase Agreement contains customary representations, warranties and covenants of Hyperion, the Purchaser, Andromeda and Clal. Subject to certain limitations, Clal will be required to indemnify Hyperion and the Purchaser for damages resulting from any breaches of the representations, warranties and covenants made in the Purchase Agreement and certain other matters.

The closing of the Purchase is subject to various closing conditions, including that Clal is the sole holder of Andromeda's outstanding ordinary shares and other customary closing conditions. The Purchase Agreement may be terminated by either the Purchaser or Andromeda upon the occurrence of certain events, including if the Purchase has not closed by June 15, 2014. The Purchase is currently expected to close this quarter.

The representations, warranties and covenants contained in the Purchase Agreement are subject to qualifications and limitations agreed to by the respective parties, including information contained in confidential schedules exchanged between the parties, were made only for the purposes of such agreement and as of specified dates and were solely for the benefit of the parties to such agreement. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to a contractual standard of materiality different from what might be viewed as material to investors. Investors are not third-party beneficiaries under the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement or the date of the closing, which subsequent information may or may not be fully reflected in Hyperion's public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Hyperion, the Purchaser, Andromeda, Clal or any of their respective subsidiaries or affiliates.

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the Purchase as contemplated by the Purchase Agreement and the time frame in which this will occur. Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, that conditions to the closing of the Purchase may not be satisfied, and the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the "Risk Factors" section of Hyperion's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2014, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements included herein are made only as of the date hereof, and Hyperion undertakes no obligation to revise or update any forward-looking statements for any reason.

The above description of the Purchase Agreement does not purport to be complete and is included solely as a summary of the material terms of the Purchase Agreement, which shall be filed in a future filing of Hyperion with the Securities and Exchange Commission.

Item 3.02. Unregistered Sales of Equity Securities.

The shares of Hyperion's common stock to be issued at the closing of the Purchase will be issued, without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act.

Item 8.01. Other Events.

On April 24, 2014, Hyperion issued a press release announcing the execution of the Purchase Agreement. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Hyperion Therapeutics, Inc. dated April 24, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2014	Hyperion Therapeutics, Inc.
	By:	/s/ Jeffrey S. Farrow Jeffrey S. Farrow Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Hyperion Therapeutics, Inc. dated April 24, 2014